UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 24, 2015

KCAP Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	814-00735	20-5951150
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

295 MADISON AVENUE

NEW YORK, NY 10017

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 455-8300

Not applicable

______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 24, 2015, the Audit Committee of the Board of the Directors (the “Audit Committee”) of KCAP Financial, Inc. (the “Company”) concluded that the Company’s previously issued audited consolidated financial statements for the years ended December 31, 2013, 2012, 2011 and 2010 and the previously issued unaudited consolidated financial statements for the fiscal quarters ended March 31, June 30 and September 30, 2014, 2013, 2012, 2011 and 2010, and the disclosures and related communications for each of those periods, require correction of certain errors and should no longer be relied upon.

As previously disclosed in the Company’s Form 12b-25 filed with the Securities and Exchange Commission on March 16, 2015, the Company identified an error related to the tax characterization of the distributions the Company received from its wholly-owned asset management companies, Trimaran Advisors, LLC and Katonah Debt Advisors, LLC (collectively, the “Asset Manager Affiliates”) for U.S. federal income tax purposes (the “Tax Characterization Error”). After further review, the Audit Committee and management of the Company concluded such tax-related accounting errors resulted in a material error in its previously reported consolidated financial information. In particular, the errors relating to the tax characterization of the distribution have resulted in an overstatement of net investment income and unrealized losses in the Company’s previously filed consolidated statement of operations and will require the re-characterization from ordinary income to return of capital for a portion of the distributions that the Company previously paid to its stockholders.

In addition, as previously disclosed, the Audit Committee determined that the Company incorrectly accounted for its investment income from its equity investments in collateralized loan obligation funds (“CLOs”). Although the Audit Committee determined that the error in accounting for investment income from the Company’s equity investments in CLOs was not material to the Company’s previously filed financial statements, the Company will change its accounting for such investment income in order to comply with generally accepted accounting principles in the United States (“GAAP”).

The impact of the restatement is not currently expected to affect the amounts of net income, total stockholders’ equity/net asset value, earnings per share and net asset value per share previously reported by the Company. However, the correction of the Tax Characterization Error is currently estimated to result in the re-characterization of taxable distributable income to a tax return of capital in the amount of approximately $7.0 million, $3.5 million, $0.9 million and $4.5 million for the years ended December 31, 2013, 2012, 2011 and 2010, respectively. The effect of correcting these two errors in the Company’s previously filed financial statements are currently estimated to result in a decrease of net investment income for the years ended December 31, 2013, 2012, 2011 and 2010 of approximately $9.1 million, $7.2 million, $5.6 million and $5.5 million, respectively, and an offsetting reduction of unrealized losses for the years ended December 31, 2013, 2012, 2011 and 2010 by approximately $9.1 million, $7.2 million, $5.6 million and $5.5 million, respectively. In addition, there will be other tax-basis balance sheet reclassifications resulting from the review, but such reclassifications will not impact net asset value or net income. The foregoing estimates are based on currently available information and are preliminary and subject to change during the course of the Company’s process to restate the Company’s previously filed financial statements. Until the process is complete and the audit is concluded, additional information may become available which could cause the Company’s current estimates to change.

The Company intends to file its 2014 Annual Report on Form 10-K no later than March 31, 2015. The Company anticipates including in its 2014 Annual Report on Form 10-K audited consolidated financial statements, including details of the prior affected filings and audited financial statements, restated for the years ended December 31, 2013 and 2012. In addition, the Company will include a “Selected Financial Data” table that will present restated numbers as of and for the years ended December 31, 2013, 2012, 2011 and 2010. Finally, the Company will include footnote disclosures reconciling previously filed annual and quarterly financial information to the restated financial information for the quarterly periods commencing March 31, 2013 and through each subsequent period ended September 30, 2014, on a line-by-line basis within and for the periods represented in the annual financial statements and interim period information. Based on the information regarding prior years that the Company intends to include in its 2014 Annual Report on Form 10-K, the Company does not intend to file amendments to its 2013, 2012, 2011 and 2010 Annual Reports on Form 10-K or any Form 10-Qs for those periods through September 30, 2014.

The Company’s Chief Executive Officer and Chief Financial Officer, in consultation with the Audit Committee, have concluded that a material weakness in the Company’s internal control over financial reporting existed as of December 31, 2014. The Company’s evaluation of the effectiveness of its internal control over financial reporting will be included with the Company’s 2014 Annual Report on Form 10-K. In consultation with the Audit Committee and its counsel, the Company intends to enhance its procedures and controls over financial reporting based on information identified during the course of the restatement process once it is completed.

The Audit Committee has discussed with the Company's current and former independent registered public accounting firms the matters described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2015	KCAP Financial, Inc.

	By:	/s/ Edward U. Gilpin
		Name:	Edward U. Gilpin
		Title:	Chief Financial Officer